Exhibit 99.1
PRESS RELEASE

	Contact:	Cindy Thomason
1004 N. Big Spring, Suite 400		Manager of Investor Relations
Midland, TX 79701 (432) 684-3727		cindyt@plll.com
PARALLEL PETROLEUM ANNOUNCES POSTPONEMENT
OF EARNINGS AND OPERATIONS CONFERENCE CALL AND WEBCAST
MIDLAND, Texas, (BUSINESS WIRE), November 6, 2007 — Parallel Petroleum Corporation (NASDAQ: PLLL) announced today the postponement of its earnings and operations conference call and webcast scheduled for 2:00 p.m. Eastern time (1:00 p.m. Central time) on Wednesday, November 7, 2007.
Larry C. Oldham, Parallel’s President, commented, “Yesterday, November 5th, we received an examiner’s report from the Internal Revenue Service showing proposed changes to our taxes for 2004 and 2005. As we have previously reported, the IRS notified us in May 2007 of a proposed adjustment in the calculation of our federal income tax liability in the amount of approximately $2,000,000 for the 2004 and 2005 tax years. The examiner’s report we received yesterday includes a new analysis showing a reduced proposed adjustment in our tax liability to approximately $1,068,000, which includes interest. We have not had sufficient time to assess the Government’s analysis contained in the November 5th report and the potential impact on our financial statements for the years 2004, 2005 and 2006.”
Oldham further commented, “We will announce another date and time for the conference call and the related earnings and operations update press releases when we have completed our analysis.”
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in the Company’s internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission
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